SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2007

ARQULE, INC.

(Exact Name of Issuer as Specified in Charter)

Delaware	000-21429	04-3221586
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

19 Presidential Way

Woburn, MA

(Address of principal executive offices)

01801

(Zip code)

(781) 994-0300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On January 26, 2007, ArQule, Inc. (“ArQule” or the “Registrant”) entered into a sponsored research agreement (the “Research Agreement”) with Boston Biomedical, Inc. (“BBI”).  Pursuant to the Research Agreement, BBI will render research services relating to the Registrant’s drug development programs.  BBI has committed to provide specified levels of scientific personnel in support of the research program through September 30, 2007.

ArQule will pay BBI on a month-to-month basis up to $4.96 million over the course of the eight-month program, with approximately $700,000 of that amount contingent upon receipt of specific deliverables.  ArQule will also provide research support in the form of loaned equipment and licensed intellectual property. The Registrant will own all intellectual property derived from the research program during the term of the Research Agreement and related intellectual property created or reduced to practice for a period of three (3) years thereafter.  In addition, as part of the transaction, the Registrant and BBI will enter into a sublease for the Registrant’s facility in Norwood, Massachusetts through September 30, 2007.

A copy of the Research Agreement will be filed as an exhibit to the Company’s Form 10-K on or about March 16, 2007.  A copy of the Registrant’s January 26, 2007 Press Release announcing the transaction is filed hereto as exhibit 99.1 to this report and is incorporated herein by reference.

Section 5 — Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  On January 26, 2007, in connection with the above-mentioned transactions, Dr. Chiang J. Li resigned his position as Executive Vice President and Chief Scientific Officer of the Registrant.  He is the Chief Executive Officer of BBI and will function as principal investigator under the Research Agreement.  Also, on January 26, 2007, the Registrant and Dr. Li entered into the Scientific Advisory Board Chairman Agreement, pursuant to which the Registrant appointed Dr. Li as the Chairman of its Scientific Advisory Board.

A copy of the Scientific Advisory Board Chairman Agreement is filed hereto as exhibit 10.1 to this report and is incorporated herein by reference.

(e) In connection with the foregoing events, on January 26, 2007, Dr. Li entered into a separation agreement and general release (the “Separation Agreement”) with the Registrant pursuant to which he was paid a lump sum severance payment in accordance with the terms of his employment agreement with the Registrant.  The payment was comprised of (i) one year’s salary in the amount of $321,048; (ii) the average of his cash bonuses over the last two years in the amount of $109,803; and (iii) the amount of $112,500, to which he was entitled under the Registrant’s Annual Incentive Program for fiscal year 2006.  The Registrant, at its cost, will also maintain for a period of twelve (12) months Dr. Li’s participation in its group medical, dental, life and disability insurance programs under the same terms and conditions as those available to employees of the Registrant.

In addition, Dr. Li was granted an option to purchase 64,375 shares of the Registrant’s common stock, which is fully vested and exercisable on the date of grant and expires on December 31, 2008.  Dr. Li’s previously vested option grants covering 216,250 shares were amended to extend the exercise period through December 31, 2007.  In connection with his appointment as Chairman of the Registrant’s Scientific Advisory Board, he was granted an option to purchase 12,500 shares, which are fully vested and exercisable on the date of grant and will expire ten years after the date of grant.  As a result of Dr. Li’s separation of service from the Registrant, all his unvested options have lapsed.

Approximately 26 former employees of ArQule joined Dr. Li at BBI.  Each employee of BBI who transitioned from ArQule to BBI as of January 29, 2007 executed and delivered a Separation Agreement and General Release.  In consideration for entering into such agreement, each employee received a fully-vested option to purchase shares of the Registrant’s common stock with an exercise period terminating December 31, 2008, as well as an amendment to their previously vested options to extend the exercise period through December 31, 2007.  As a result of separation of service from the Registrant, all unvested options of such employees have lapsed.

A copy of the Separation Agreement with Dr. Li is filed hereto as exhibit 10.2 to this report and is incorporated herein by reference.

SECTION 9 — FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

10.1                           Scientific Advisory Board Chairman Agreement, by and between the Registrant and Chiang J. Li, M.D., dated January 26, 2007.

10.2                           Separation Agreement and General Release, by and between the Registrant and Chiang J. Li, M.D., dated January 26, 2007.

99.1                           Text of press release announcing the research agreement and related changes in the Registrant’s management, dated January 26, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARQULE, INC.
(Registrant)

/s/ Peter S. Lawrence
Peter S. Lawrence
Executive Vice President, Chief Business Officer, General Counsel and Secretary

February 1, 2007